Exhibit 5(b)

                        [Letterhead of Hunter and Hunter]

15 November, 2001



Dear Sirs,

XL Capital Ltd - Form S-3 Registration Statement

You have asked us to render this opinion in our capacity as your counsel as to Cayman Islands law in connection with the registration pursuant to a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") of $508,842,000 aggregate principal amount at maturity, subject to upward adjustment in certain circumstances, of the Company's Liquid Yield Option( Notes Due September 7, 2021 (the "LYONs"). The LYONs were issued under an Indenture (the "Indenture") dated as of September 7, 2001 by and between the Company and State Street Bank and Trust Company, as trustee. Capitalised terms used herein without definition have the meanings specified in the Registration Statement.

We have examined the following:

     1)   a copy as executed of the Indenture;

     2) the form of the Offering Memorandum ("Offering Memorandum") dated 4 September 2001;

     3) the form of Registration Statement as filed with the Securities and Exchange Commission;

     4) a certified copy (by the secretary of the Company) of an extract of the minutes of the meeting of the board of directors of the Company held on 7 January 2000, an extract of the minutes of the meeting of the board of directors of the Company held on 27 July 2001 and the minutes of the meeting of the Special Committee of the board of directors of the Company held on 31 August, 2001 and the corporate records of the Company maintained at its registered office in the Cayman Islands.

The Indenture and the LYONs are hereinafter sometimes together referred to as the "Documents" and singly a "Document".

In giving this opinion, we have relied upon the accuracy of a certificate of the secretary of the Company dated 6 September 2001 without further verification and have assumed the continuing accuracy as at the date hereof. We have assumed without independent verification:


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Hunter & Hunter                                          XL Capital Ltd.
- Attorneys-at-Law -                             Draft 14 November 2001


(a) the genuineness of all signatures, authenticity of all documents submitted to us as originals and the conformity with original documents of all documents submitted to us by telefax or as copies or conformed copies;

(b) the Indenture is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of the State of New York (by which it is expressly governed) and all other relevant laws (other than the laws of the Cayman Islands) and the choice of the laws of the State of New York as the governing law of the Indenture is valid and binding under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

(c) the power, authority and legal right of all parties to the Indenture (other than the Company) under all relevant laws and regulations (other than the laws of the Cayman Islands) to enter into, execute and perform their respective obligations under the Indenture and that the Indenture has been duly authorised, executed and delivered by or on behalf of all relevant parties (other than the Company);

(d) that the entry by the Company into the Indenture and the transactions contemplated therein are bona fide in the best interests of the Company;

(e) the LYONs will be duly completed, executed, issued and authenticated and delivered in accordance with, and as contemplated by, the provisions of the Indenture; and

(f) we assume that all subscription monies due in respect of shares issued by the Company have been or will be duly received by the Company. We further assume that all Ordinary Shares to be issued on conversion of the LYONs have been reserved for issuance and that there are no intervening changes in the Indenture, the Company's Memorandum and Articles of Association, the laws of the Cayman Islands or any other relevant matter.

On the basis of the foregoing and subject to the qualifications below, we are of the opinion that:

1. The Company is duly incorporated and validly existing in good standing as a limited liability company under the laws of the Cayman Islands and has full power to enter into and perform its obligations under the Documents and to carry on its business as contemplated in the Offering Memorandum.

2. The Company's authorised capital is US$9,999,900 divided into 999,990,000 ordinary shares of a par value of US$0.01 each.

3. The Company has taken all necessary corporate action to authorise the execution, delivery and performance of the Indenture and the transactions contemplated thereby.

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Hunter & Hunter                                          XL Capital Ltd.
- Attorneys-at-Law -                             Draft 14 November 2001


4. Neither the execution nor delivery of the Indenture nor the transactions contemplated therein nor compliance with the terms and provisions thereof will (i) contravene any provision of any law, statute, decree, rule or regulation of the Cayman Islands to which the Company is subject or (ii) violate any provisions of the Memorandum and Articles of Association of the Company.

5. The Indenture constitutes legal, valid and binding obligations of the Company enforceable in accordance with its terms.

6. The LYONs, when executed and delivered by or on behalf of the Company, will constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms.

7. The Company has sufficient authorised share capital to issue the Ordinary Shares and the issue thereof is within the power of the Company's Board of Directors. The Ordinary Shares to be issued on conversion of the LYONs have been duly authorised and when issued and registered in the Company's Register of Members in accordance with the provisions of the relevant LYONs and the Registration Statement will be legally and validly issued.

8. The Company has been incorporated as a limited liability company under the Companies Law of the Cayman Islands and under the Memorandum and Articles of Association of the Company, the liability of its shareholders is limited to the amount, if any, unpaid on their shares. On the basis that all such shares are fully paid, there is no rule of Cayman Islands law that would impose any further liability on person holding shares in the Company, solely by reason of such shareholding.

9. On the basis that the contractual subscription price (being not less than the par value) of the Ordinary Shares is fully paid in cash or satisfied by other consideration approved by the Board of Directors of the Company or a duly established Committee thereof, such Ordinary Shares issued or to be issued may properly be credited as fully paid under Cayman Islands law.

10. Fully paid shares are not subject to further calls or assessments by the Company in respect of such shares.



The opinions expressed above concerning, in particular, enforceability of the Documents are, to the extent that Cayman Islands law might apply, subject to the following qualifications:

(a) The enforcement of the Documents may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium, limitation of actions, fraudulent dispositions or other similar laws relating to the enforcement of creditors rights

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Hunter & Hunter                                          XL Capital Ltd.
- Attorneys-at-Law -                             Draft 14 November 2001


     generally and claims may become subject to the defence of set off or to counter claims.

(b) Obligations or liabilities of the Company otherwise than for the payment of money may not be enforceable in a Cayman Islands court by way of such equitable remedies as injunction or specific performance which remedies are in the discretion of such court.

(c) Any provisions requiring any party to pay interest on overdue amounts in excess of the rate (if any) payable on such amounts before they become overdue or to pay any additional amounts on prepayment of any sums due or to pay sums on breach of any agreement other than such as represent a genuine pre-estimate of loss may be unenforceable if held by a Cayman Islands court to be a penalty.

(d) If any party to a Document is vested with a discretion or may determine a matter in its opinion, the courts of the Cayman Islands may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds.

(e) Any provision in any of the Documents that certain calculations or certificates will be conclusive and binding will not necessarily prevent judicial enquiry.

(f) If any of the provisions of any of the Documents is held to be illegal, invalid or unenforceable, the severance of such provisions from the remaining provisions of such Document will be subject to the exercise of the discretion of a Cayman Islands court.

(g) The Grand Court Rules 1995 of the Cayman Islands expressly contemplate that judgments may be granted by the Grand Court of the Cayman Islands in currencies other than Cayman Islands dollars or United States dollars. Such Rules provide for various specific rates of interest payable upon judgment debts according to the currency of the judgment. In the event the Company is placed into liquidation, the Grand Court is likely to require that all debts are converted (at the official exchange rate at the date of conversion) into and paid in a common currency which is likely to be Cayman Islands or United States dollars.

(h) The courts of the Cayman Islands are likely to award costs and disbursements in litigation in accordance with the relevant contractual provisions in the Documents. There is some uncertainty, however, with regard to the recoverability of post-judgment costs which, if recoverable at all, are likely to be limited to the scale costs specified in the Grand Court (Taxation of Costs) Rules 1995. In the absence of contractual provisions as to costs, they will be recoverable only in the discretion of the court and limited to the scale costs provided for by the Rules aforesaid.

(i) To be enforceable in the courts of the Cayman Islands, stamp duty will be chargeable on deeds such as the Indenture in the sum of CI$25.00 each and on

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Hunter & Hunter                                          XL Capital Ltd.
- Attorneys-at-Law -                             Draft 14 November 2001


     the LYONs, either in the fixed sum of CI$500.00 or, if such fixed sum is not paid on execution, at the rate of CI$0.25 (US$0.30) for each CI$100.00 (US$121.95) covenanted to be paid thereunder with a maximum duty on each of the LYONs of CI$250.00 (US$304.88). Such duty is payable, in the case of the Indenture and the LYONs (if the fixed sum of CI$500.00 aforesaid is to be paid), on execution, and in the case of the LYONs (if the fixed sum of CI$500.00 aforesaid is not paid an execution), within 45 days of receipt of a completed and execution original of the LYONs in the Cayman Islands.

(j) We express no opinion as to any provision in any of the Documents that they may only be varied by written instrument or agreement.

(k) Any provisions purporting to create rights in favour of, or obligations on, persons who are not party to the relevant Document may not be enforceable by or against such persons.

(l) We express no opinion as to the effectiveness of the date of any Document if it is dated as of or with effect from a date prior to that on which it is authorised, executed and delivered by all parties thereto.

We are practising in the Cayman Islands and do not purport to be experts on the laws of any other jurisdiction and we therefore express no opinion as to the laws of any jurisdiction other than Cayman Islands law. This opinion is also based upon the laws of the Cayman Islands in effect at the date hereof and is given only as to the circumstances existing on the date hereof and known to us.

Except as specifically stated herein, we make no comment with regard to any representations or warranties which may be made by the Company in any of the documents referred to above or otherwise.

This opinion is intended solely for your benefit and that of Cahill Gordon & Reindel as your legal advisors. It may not be relied upon by any other person although we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters". Our consent to such reference does not constitute a consent under
Section 7 of the Act as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Commission thereunder.


Yours faithfully,

per: /s/ Allison B. Nolan
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HUNTER & HUNTER



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